EXHIBIT 99.1

SMTC Corporation Reports Strong Second Quarter Growth

TORONTO, Aug. 07, 2018 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced second quarter 2018 results.

Q2 Financial Highlights

  Revenues increased 34.8% to $44.5 million, compared to $33.0 million in the second quarter of 2017
  Gross profit was $4.3 million or 9.6% of revenue, which represents a 530-basis point increase over $1.4 million or 4.3% of revenue reported in the second quarter of 2017
  Net loss of $(0.1) million or $(0.01) per share, which represents a $5.9 million improvement, compared to a net loss of $(6.0) million or $(0.36) per share reported in the second quarter of 2017
  Adjusted EBITDA was $1.6 million, which represents a $5.2 million improvement compared to $(3.6) million in the second quarter of 2017

“I am pleased to report that we are exceeding our business plan. During the second quarter we added two new customers and further expanded programs with existing customers. With our focus now squarely on our growth, we continue to see strong demand and an accelerating trend in our backlog metrics with growth in our semiconductor, test/measurement and medical business lines. Our backlog and business pipeline, barring any further tightening of the supply chain by electronic component suppliers, should support year-over-year revenue growth in excess of 25 percent for the full year 2018, and increased gross profits, adjusted EBITDA, and earnings, as we indicated in our July 23, 2018 press release,” said Ed Smith, SMTC’s President and Chief Executive Officer.

“Even against a backdrop of uncertainties with global trade policy and with higher levels of demand in the industry causing supply chain challenges, we believe our robust supply-chain and operating model afford us flexibility to continue to grow our business and support our customers. Our commitment to operational excellence and serving our customers, we believe, will position us to achieve industry-leading quality and superior customer on-time delivery metrics,” Smith added.

Revenue for the second quarter was $44.5 million, up 34.8% from $33.0 million in the second quarter of 2017. Sequentially, revenue increased 19.8% from $37.1 million from the first quarter of 2018. The year-over-year increase from the second quarter of 2017 was the result of strong demand both from existing and new customers in 2018 and was well-diversified among the company’s target end-markets. The adoption of the new revenue recognition standard accounted for $1.3 million or 3.9% of the year-over-year revenue increase.

Gross profit for the second quarter of 2018 was $4.3 million or 9.6% of revenue, compared with $1.4 million or 4.3% of revenue for the second quarter in 2017. Adjusted gross profit for the second quarter of 2018 was $4.4 million or 9.8% as a percentage of revenue, compared to $1.2 million or 3.4% of revenue in the second quarter of 2017. Gross profit for the first quarter of 2018 was $3.9 million or 10.4% of revenue while adjusted gross profit was $3.5 million or 9.5% of revenue.

Adjusted EBITDA was $1.6 million in the second quarter of 2018, compared to $(3.6) million for the second quarter of 2017 and $0.9 million in the first quarter of 2018. The increase in the second quarter of 2018 compared to the prior quarter was primarily due to continued gains from operational efficiencies resulting from site utilization improvements.

Net loss was $(0.1) million for the second quarter of 2018, compared to a net loss of $(6.0) million in the second quarter of 2017. The company reported net earnings of $8 thousand for the first quarter of 2018.

In light of the Company’s increasing growth, $2.7 million was utilized in cash flows from operations in the second quarter, to support working capital growth for accounts receivable and inventory to support expanding revenues.

On July 23, 2018, we issued a press release that announced the terms of $13 million Rights Offering to holders of our common stock of record at the close of business on that date. Stockholders should carefully read the Prospectus Supplement, which can be found on the SEC’s website at www.sec.gov, which contains important information, including how to exercise and pay for the rights exercised. Unless the Company extends the offering period, all rights will expire if not exercised by 4:00 PM EDT on August 22, 2018.

As we indicated in the July 23rd press release, we received commitments from Red Oak Partners LLC, and Wynnefield Funds, two of our largest stockholders, as well as with other members of the board of directors, members of the executive management team, and other outside investors who in aggregate have committed to fund up to the full $13 million, subject to prorations imposed in the Rights Offering.

Financial Results Conference Call

The company will host a conference call at 8:30 a.m., Eastern Time, on August 8, 2018 to discuss its second quarter 2018 results and current business operations. Interested parties can listen to the company's conference call by accessing the Investor Relations’ section of SMTC’s web site on the Investor Events page or dialing 877-878-2794 and international callers should dial 615-800-6849 ten minutes prior to the scheduled start time. A rebroadcast will be available for up to one week following the teleconference by dialing 855-859-2056, Conference ID: 1178467. A replay webcast of the call will also be available from the Investor Relations’ section of SMTC’s web site on the Investor Events page.

Non-GAAP information

Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage are non-GAAP measures. Adjusted EBITDA is computed as net earnings (loss) from operations excluding depreciation and amortization, restructuring charges, unrealized foreign exchange gains/losses on unsettled forward foreign exchange contracts, stock-based compensation, interest and income tax expense. SMTC Corporation has provided in this release a non-GAAP calculation of Adjusted EBITDA as supplemental information regarding the operational performance of SMTC’s core business. A reconciliation of Adjusted EBITDA to net earnings (loss) is included in the attachment. Adjusted Gross Profit is computed as gross profit excluding unrealized gains or losses on unsettled forward foreign exchange contracts. Adjusted Gross Profit percentage is computed as Adjusted Gross Profit divided by revenue. A reconciliation of Adjusted Gross Profit to gross profit is included in the attachment. Management uses these non-GAAP financial measures internally in analyzing SMTC’s financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that these non-GAAP financial measures are useful for management and investors in assessing SMTC’s performance and when planning, forecasting and analyzing future periods. SMTC believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business. Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, United States Generally Accepted Accounting Principles (US GAAP) and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage along with other financial performance measures, including revenue, gross profit and net earnings (loss), as reflected in SMTC’s interim consolidated financial statements prepared in accordance with US GAAP.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward looking terminology such as  “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the electronics manufacturing services (EMS) industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation

SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC manufacturing facilities span a broad footprint in the United States, China and Mexico. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, networking and computing, power and energy and medical market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended			Six months ended

(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	July 1, 2018	April 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Revenue	$44,479	$37,120	$32,995	$81,599	$66,173
Cost of sales	40,196	33,270	31,575	73,466	61,196
Gross profit	4,283	3,850	1,420	8,133	4,977
Selling, general and administrative expenses	3,647	3,509	4,110	7,156	7,872
Impairment of property,plant and equipment	-	-	1,601	-	1,601
Restructuring charges	96	-	1,351	96	1,351
Operating earnings (loss)	540	341	(5,642)	881	(5,847)
Interest expense	403	307	217	710	396
Earnings (loss) before income taxes	137	34	(5,859)	171	(6,243)
Income tax expense (recovery)
Current	196	110	168	306	295
Deferred	38	(84)	(14)	(46)	(148)
	234	26	154	260	147
Net earnings (loss), also being comprehensive income (loss)	$(97)	$8	$(6,013)	$(89)	$(6,390)

Basic earnings (loss) per share	$(0.01)	$0.00	$(0.36)	$(0.01)	$(0.38)
Diluted earnings (loss) per share	$(0.01)	$0.00	$(0.36)	$(0.01)	$(0.38)

Weighted average number of shares outstanding
Basic	17,222,439	17,041,504	16,807,333	17,131,971	16,734,117
Diluted	17,222,439	17,523,890	16,807,333	17,131,971	16,734,117

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	July 1, 2018	December 31, 2017
Assets

Current assets:
Cash	$1,953	$5,536
Accounts receivable - net	32,125	29,110
Unbilled contract assets	6,808	-
Inventories	25,214	22,363
Prepaid expenses and other assets	3,579	2,142
Derivative assets	-	37
Total current assets	69,679	59,188
Property, plant and equipment - net	11,732	10,269
Deferred income taxes - net	351	305
Deferred financing costs - net	121	94
Total assets	$81,883	$69,856

Liabilities and Shareholders' Equity

Current liabilities:
Revolving credit facility	$11,981	$12,191
Accounts payable	34,047	25,028
Accrued liabilities	6,188	4,877
Derivative liabilities	108	375
Income taxes payable	-	48
Current portion of long-term debt	2,000	2,000
Current portion of equipment facility	597	-
Current portion of capital lease obligations	346	174
Total current liabilities	55,267	44,693

Equipment facility	1,297	-
Long-term debt	5,000	6,000
Capital lease obligations	450	89
Total liabilities	62,014	50,782

Shareholders’ equity:
Capital stock	399	396
Additional paid-in capital	265,916	265,355
Deficit	(246,446)	(246,677)
	19,869	19,074
Total liabilities and shareholders' equity	$81,883	$69,856

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended			Six months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	July 1, 2018	April 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Operations:
Net income (loss)	$(97)	$8	$(6,013)	$(89)	$(6,390)
Items not involving cash:
Depreciation	769	774	971	1,543	1,950
Unrealized foreign exchange loss (gain) on unsettled forward
exchange contracts	89	(319)	(284)	(230)	(1,556)
Impairment of property, plant and equipment	-	-	1,601	-	1,601
Deferred income taxes (recovery)	38	(84)	(14)	(46)	(148)
Amortization of deferred financing fees	12	9	6	21	11
Stock-based compensation	77	126	(7)	203	196
Change in non-cash operating working capital:
Accounts receivable	(1,223)	(1,793)	2,831	(3,016)	1,084
Unbilled contract assets	(1,339)	(1,735)	-	(6,488)	-
Inventories	(4,516)	(974)	(2,292)	(2,851)	(4,421)
Prepaid expenses and other assets	(1,068)	(369)	520	(1,437)	436
Income taxes payable/(receivable)	-	(48)	9	(48)	(151)
Accounts payable	4,383	3,837	3,177	8,995	1,687
Accrued liabilities	177	1,184	405	1,361	821
	(2,698)	616	910	(2,082)	(4,880)
Financing:
Net (repayment) advances of revolving credit facility	1,940	(2,149)	13	(209)	2,757
Repayment of long-term debt	(500)	(500)	(500)	(1,000)	(1,000)
Principal payment of capital lease obligations	(50)	(44)	(125)	(94)	(308)
Equipment facility advance	1,894	-	-	1,894	-
Proceeds from issuance of common stock	361	-	-	361	-
Deferred financing costs	(15)	(33)	(51)	(48)	(51)
	3,630	(2,726)	(663)	904	1,398
Investing:
Purchase of property, plant and equipment	(2,301)	(104)	(403)	(2,405)	(914)
	(2,301)	(104)	(403)	(2,405)	(914)
Decrease in cash	(1,369)	(2,214)	(156)	(3,583)	(4,396)
Cash, beginning of period	3,322	5,536	4,263	5,536	8,503
Cash, end of the period	$1,953	$3,322	$4,107	$1,953	$4,107

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended			Six months ended
	July 1, 2018	April 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Net earnings (loss)	$(97)	8	$(6,013)	$(89)	$(6,390)
Add (deduct):
Depreciation	769	774	971	1,543	1,950
Interest	403	307	217	710	396
Income tax expense	234	26	154	260	147
EBITDA	$1,309	$1,115	$(4,671)	$2,424	$(3,897)
Stock compensation expense (reversal)	77	126	(7)	203	196
Restructuring charges	96	-	1,351	96	1,351
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	89	(319)	(284)	(230)	(1,556)
Adjusted EBITDA	$1,571	$922	$(3,611)	$2,493	$(3,906)

Supplementary Information:

Reconciliation of Adjusted Gross Profit

	Three months ended			Six months ended
	July 1, 2018	April 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Gross Profit	$4,283	$3,850	$1,420	$8,133	$4,977
Add (deduct):
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	89	(319)	(284)	(230)	(1,556)
Adjusted Gross Profit	4,372	3,531	1,136	7,903	3,421
Adjusted Gross Profit %	9.8%	9.5%	3.4%	9.7%	5.2%

Investor Relations Information

Peter Seltzberg
Managing Director
Darrow Associates, Inc.
516-419-9915
pseltzberg@darrowir.com